Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 21, 2006, with respect to the financial statements of 12snap AG included in Amendment No. 1 to Form 8-K filing of NeoMedia Technologies, Inc. dated May 8, 2006, incorporated by reference in the Registration Statement (Form S-3 No. 333-137227) and related Prospectus of NeoMedia Technologies, Inc. for the registration of 743,616,533 shares of its stock.

Ernst & Young AG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft
Munich, Germany

January 26, 2007

/s/ Sonja Moser	/s/ Christian Bühl
Wirtschaftsprüfer	Wirtschaftsprüfer
(Certified German Public Accountant)	(Certified German Public Accountant)